UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

June 11, 2009

MOBILEPRO CORP.
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(Exact Name of Registrant as Specified in Charter)

Delaware	000-51010	87-0419571
(State of Incorporation)	(Commission File Number )	(IRS Employer Identification No.)

401 Professional Drive, Suite 128
Gaithersburg, MD 20879
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(Address of principal executive offices) (Zip Code)

(301) 571-3476
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(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 8.01.  Other Events.

As previously disclosed, on May 5, 2009, the Registrant (“Mobilepro”) executed a Forbearance Agreement with YA Global Investments, L.P. f/k/a Cornell Capital Partners, L.P. (“YA Global”) pursuant to which YA Global agreed to forbear for a period of thirty days  (the “Forbearance Period”) from enforcing its rights and remedies against the Registrant and its subsidiaries under the Secured Convertible Debenture and related agreements dated June 30, 2008 in the original principal amount of $13,391,175 (the “Debenture”).  By letter dated June 2, 2009 (the “June 2nd Letter”), YA Global agreed to extend the Forbearance Period until June 5, 2009 (the “Extended Forbearance Period”).  The maturity date of the Debenture was May 1, 2009 (the “Maturity Date”) at which time the principal amount outstanding was approximately $13 million.

The Extended Forbearance Period has expired and YA Global has not agreed to further extend the Forbearance Period and the Maturity Date. Accordingly, Mobilepro is in default of its obligations under the Debenture.  Mobilepro does not have the cash required to pay the balance due on the Debenture and, given current market conditions and Mobilepro’s financial condition, obtaining  the required financing to retire the Debenture is unlikely to occur in the immediate future.  YA Global has informed the Registrant that it intends to exercise its rights as the company’s senior secured creditor.  Such rights include, but are not limited to, foreclosing on the assets of the Company. In such event the Registrant will not have the ability to continue as a going concern.  See “Risk Factors” in Mobilepro’s most recent quarterly report on Form 10-Q for more detail on such risks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:  /s/ Jay O. Wright

Jay O. Wright
Chief Executive Officer
Mobilepro Corp.

Date:  June 11, 2009